Exhibit 16.1

Most & Company, LLP
Certified Public Accountants	275 Madison Avenue
New York, NY 10016
Tel 212-286-9800
Fax 212-682-5629

June 13, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: Univec, Inc.
File No.: 0-22413

Ladies and Gentlemen:

We have read the statements that we understand Univec, Inc. will include under Item 4.01 of the Form 8-K it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in the Form 8-K.

Very truly yours,

/s/ Most & Company, LLP
Most & Company, LLP
Certified Public Accountants